Exhibit 99.1

FOR IMMEDIATE RELEASE
                                 INVESTOR CONTACT:         PRESS CONTACT:
                                 Pat Barry                 Curtis Hougland
                                 CFO, Bluefly, Inc.        RLM Public Relations
                                 212-944-8000 ext. 239     212-741-5106 ext. 220
                                 pat@bluefly.com           curtis@RLMpr.com

                        BLUEFLY APPOINTS BRAD MATSON CMO

    BLUEFLY EXPANDS MARKETING TEAM THROUGH ADDITION OF FORMER SPIEGEL CATALOG
                                    EXECUTIVE

New York, NY, September 21, 2005 - Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading online retailer of current and on-trend apparel and accessories at superior value (www.bluefly.com), today announced the appointment of Brad Matson as Chief Marketing Officer. Matson joins Bluefly from Spiegel Catalog, where he served as Senior Vice President of Advertising and Brand Communications.

A veteran with more than 25 years of direct marketing experience, Matson will oversee all aspects of marketing and communications at Bluefly. Matson will be part of the executive team and report directly to Bluefly President and CEO Melissa Payner.

"Brad is a strategic thinker with a wealth of experience in all aspects of brand communication, advertising and direct marketing," said Payner. "I can think of no person more capable to help Bluefly build upon the success from its first advertising campaign in five years."

Matson worked at Spiegel Catalog from 1981 to 2003, where he held a variety of senior marketing positions, including Senior Vice President of Advertising and Brand Communications and Vice President of Marketing. During his time at Spiegel Catalog Matson worked extensively with Payner, who was previously President and CEO of Spiegel Catalog. Most recently, Matson led the marketing efforts of the Steppenwolf Theatre Co. in Chicago.

Monica Halpert will continue to work with Bluefly, collaborating with Matson on the Company's brand, advertising and public relations efforts.

ABOUT BLUEFLY, INC.
Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th

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Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its marketing campaign; the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.

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